EXHIBIT 10.11

EMPLOYMENT AGREEMENT

     This Employment Agreement (“Agreement”) between Lions Gate Films Inc. and all of its subsidiaries and parents (collectively, “Lions Gate” and/or “Company”) and Wayne Levin (“Employee”) is entered into and is effective as of August 28, 2003 with respect to the following:

     Reference is hereby made to that certain employment agreement, dated as of May 1, 2001 between Lions Gate and its subsidiaries and parent companies and Employee (“Prior Agreement”).

1. EMPLOYMENT: Lions Gate hereby agrees to employ Employee as General Counsel and Executive Vice President and Employee hereby agrees to accept such employment under the terms and conditions set forth below. Employee shall report to the CEO.

2. TITLE: General Counsel and Executive Vice President.

3. TERM: Three (3) years: May 1, 2004 until April 30, 2007 (the Term”).

4. OPTION: Intentionally Deleted.

5. BASE SALARY: (a) Employee’s compensation for the first year of the Term shall be $350,000 per annum, subject to normal statutory deductions, payable semi-monthly or in accordance with Lions Gate’s then existing payment policy. Employee’s compensation for the second year of the Term shall be $375,000 per annum, with all compensation being payable semi-monthly or in accordance with Lions Gate’s then existing payment policy. Employee’s compensation for the third year of the Term shall be $400,000 per annum, with all compensation being payable semi-monthly or in accordance with Lions Gate’s then existing payment policy.

     (b) Employee shall receive a car allowance in the amount of $600 per month.

6. BONUSES:

     a. At the discretion of the CEO, but no less than $25,000 during the first year of the Term.

     b. Employee shall be entitled to participate in all management bonus plans, or arrangements which are approved by Lions Gate’s board of directors or senior management that are applicable to Lions Gate employees of Employee’s level (“Bonus Plans”).

7. BENEFITS: Employee shall be eligible for all employee benefits (health insurance and vacation) and 401(k) per Lions Gate’s standard benefit program, commencing immediately. Employee shall be entitled to accrue vacation at the rate of four weeks per year up to a maximum of four weeks at any given time. Employee shall not be entitled to accrue vacation, nor be entitled to any paid vacation days. Employee, however, shall be entitled to take time off,

Employment Agreement

subject to (i) approval of Employee’s supervisor, and (ii) the demands and requirements of Employee’s duties and responsibilities under the Agreement. Employee shall be entitled to all other “perqs” that are applicable to Lions Gate employees of Employee’s level. For as long as Lions Gate continues the policy for all executives at Employee’s level, Employee shall be entitled to fly business class for any flight in excess of four hours. Employee shall be entitled to be reimbursed for all reasonable expenses incurred in the performance of Employee’s obligations hereunder. Employee shall be reimbursed for all cell phone expenses incurred for business purposes, and the pro-rata portion of all monthly charges pertaining thereto. Lions Gate shall pay for Employee’s Blackberry E-mail device and the monthly charge thereof.

8. SERVICES: Employee’s services shall be exclusive to Lions Gate during the Term. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the motion picture industry and as may be reasonably requested by Lions Gate. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by Lions Gate in connection with the regular conduct of its business; to render services during Employee’s employment hereunder whenever and wherever and as often as Lions Gate may reasonably require in a competent, conscientious and professional manner, and as instructed by Lions Gate in all matters, including those involving artistic taste and judgment, but there shall be no obligation on Lions Gate to cause or allow Employee to render any services, or to include all or any of Employee’s work or services in any motion picture or other property or production.

9. CONFIDENTIAL INFORMATION; RESULTS AND PROCEEDS: Employee hereby expressly agrees that Employee will not disclose any confidential matters of Lions Gate prior to, during or after Employee’s employment. In addition, Employee agrees that Lions Gate shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by Employee or suggested or submitted to Employee by a third party (provided that Lions Gate makes a deal with such third party) that occurs during the Term and are within the scope of Employee’s employment and responsibilities hereunder. Employee agrees that during the Term, Lions Gate shall own all other results and proceeds of Employee’s services that are related to Employee’s employment and responsibilities hereunder.

10. STOCK OPTIONS: (i) Lions Gate shall request that the Compensation Committee of Lions Gate (“CCLG”) authorize and grant Employee the right (the “Option”) to purchase an additional 125,000 common shares of Company in accordance with the terms and conditions of the existing Employee Stock Option Plan, said grant to vest over the Term. Lions Gate acknowledges that Employee is currently vested in 50,000 stock options and shall be vested in an aggregate of 75,000 stock options as of August 2003. Employee acknowledges that this grant of stock is subject to the approval of the CCLG. If any employee’s stock options that are issued under the Employee Stock Option Plan accelerate in vesting schedule as a result of a change of control, Employee’s stock options issued hereunder shall likewise accelerate in vesting schedule.

     (iii) In the event that CCLG authorizes and grants Company employees the right to purchase common shares of Company under a generalized plan (“Stock Plan”) other than under

Employment Agreement

the Employee Stock Option Plan, Employee shall be entitled to participate in such Stock Plan in accordance with the terms of such Stock Plan.

     (iii) In the event that that the CCLG does not approve of the grant set forth in this Paragraph 10, Employee shall be entitled to terminate this Agreement.

11. NOTICES: All notices to be given pursuant to this agreement shall be effected either by mail or personal delivery in writing as follows:

Lions Gate;

Lions Gate Entertainment
4553 Glencoe Avenue, Suite 200
Marina del Rey, California 90292
Attention: General Counsel

Employee:

Wayne Levin
c/o Lions Gate Entertainment
4553 Glencoe Avenue, Suite 200
Marina del Rey, California 90292

12. COMPLETE AGREEMENT; MODIFICATIONS. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding. This agreement embodies the complete agreement and understanding between the parties and supersedes all prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

13. LAWS. This agreement will be governed by the internal laws of the State of California irrespective of rules pertaining to conflicts of laws. This Agreement may be executed via facsimile and/or in counter-parts and all such counter-parts and/or facsimile copies shall be deemed one and the same and an original of this Agreement.

14. WAIVERS. Failure to require compliance with any provision or condition provided for under this agreement at any one time, or several times, shall not be deemed a waiver or relinquishment of such provision or condition at any other time.

15. ASSIGNMENT. Employee shall not assign any of his rights or delegate any of his duties under this agreement.

Employment Agreement

16. TERMINATION AND NON-RENEWAL.

     This Agreement shall terminate upon the happening of any one or more of the following events:

                                (a) The mutual written agreement between Lions Gate and Employee; or

                                (b) The death of Employee. In such event all of Employees Stock Options issued hereunder shall be deemed to have vested; or

                                (c) Employee’s having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing his duties hereunder for a period of ninety (90) days or more, provided that Employee has not cured disability within ten days of written notice; in such event all of Employee’s stock options shall vest according to the vesting schedule set forth in the Employee Stock Option Plan and be granted to Employee upon such vestiture; or

                                (d) The determination on the part of Lions Gate that “cause” exists for termination of this Agreement; “cause” being defined as any of the following: 1) Employee’s conviction of a felony or plea of nolo contendere to a felony except in connection with a traffic violation; 2) commission, by act or omission, of any material act of dishonesty in the performance of Employee’s duties hereunder; 3) material breach of this Agreement by Employee; or 4) any act of misconduct by Employee having a substantial adverse affect on the business or reputation of Lions Gate.

                                (e) Without Cause. In such case Employee shall be entitled to receive either (i) the Base Salary and Bonuses set forth in paragraph 5, 6 and 7 through the conclusion of the Term, subject to Employee’s obligation to mitigate in accordance with California Law; or (ii) a severance amount equal to 50% of the balance of the compensation, bonuses and benefits still owing to Employee under paragraph 5, 6 and 7 hereof at the time of termination shall be paid to Employee by Lions Gate in one lump sum, which payment shall relieve Lions Gate of any and all obligations to Employee. Employee shall elect either alternative (i) or (ii) within the first six months of the Term in writing. In the event that Employee fails to so elect within such time period, then Lions Gate shall have the right to elect either alternative (i) or (ii). Irrespective of Lions Gate’s or Employee’s election of either (i) or (ii), as the case may be, Employee shall be entitled to 100% of the following amounts: (i) any accrued vacation and/or other benefits; (ii) any incurred business expenses that have not been reimbursed as of the date of the termination; and (iii) the pro rata portion of any bonuses which are earned that Employee is entitled to receive as of the date of termination.

     In the event that this Agreement is terminated pursuant to sub-paragraphs (a)-(d) above neither Lions Gate nor Employee shall have any remaining duties or obligations hereunder,

Employment Agreement

except that Lions Gate shall pay to Employee, only such compensation and benefits as is earned under Paragraph 5, 6, and 7 as of the date of termination, as well as any accrued benefits which remain unused through the date of termination. 100% of the following amounts: (i) any accrued benefits; (ii) any incurred business expenses that have not been reimbursed as of the date of the termination; and (iii) the pro rata portion of any bonuses which are earned that Employee is entitled to receive as of the date of termination.

17. TRADE SECRETS. The parties acknowledge and agree that during the term of this Agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operation of Lions Gate and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by Lions Gate and regularly used in the operation of Lions Gate’s business and that this information constitutes Lions Gate’s trade secrets. Employee agrees that he shall not intentionally or through gross negligence disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment for Lions Gate.

18. ARBITRATION. Employee and Lions Gate agree that any and all claims or controversies whatsoever brought by Employee or Lions Gate, arising out of or relating to this Agreement, his employment with Lions Gate, or otherwise arising between Employee and Lions Gate, will be settled by final and binding arbitration under the Federal Arbitration Act in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. This includes all claims whether arising in tort or contract and whether arising under statute or common law. Such claims may include, but are not limited to, those relating to this Agreement, wrongful termination, retaliation, harassment, or any statutory claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or similar Federal or state statutes. In addition, any claims arising out of the public policy of California (and/or claims arising out of the public policy of the state in which Employee is employed), any claims of wrongful termination, employment discrimination, retaliation, or harassment of any kind, as well as any claim related to the termination or non-renewal of this Agreement shall be arbitrated under the terms of this Agreement. The obligation to arbitrate such claims will survive the termination of this Agreement. The Company shall pay the administrative costs of such arbitration proceeding.

     The arbitration will be conducted before an arbitrator who is a member of the National Academy of Arbitrators and selected by the parties from the American Arbitration Association’s Labor Panel. The arbitrator shall have a business office in or be a resident of Los Angeles County, California. The arbitrator will have jurisdiction to determine the arbitrability of any claim. The arbitrator will not have the right to add to, subtract from or modify any of the terms of this Agreement, nor the power to reverse or modify any decision reserved to Lions Gate’s discretion. The arbitrator shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief and ancillary costs and fees) available under state and Federal law. Judgment on any award rendered by the arbitrator may be entered and enforced

Employment Agreement

by any court having jurisdiction thereof. Discovery shall be in accordance with the California Arbitration Act.

     If the foregoing represents Employee’s and Lions Gate’s understanding and agreement and Employee Lions Gate agree to be legally bound by the foregoing terms and conditions, each so indicate in the place provided for below.

Lions Gate Films, Inc.

By /s/ Jon Feltheimer
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Its:
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Agreed to and Accepted:

/s/ Wayne Levin
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Wayne Levin